UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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Analogic Corporation

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This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Analogic Corporation (“Analogic”) by ANLG Holding Company, Inc. (“Parent”) and AC Merger Sub, Inc. (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated April 10, 2018, by and among Analogic, Parent and Merger Sub:

(i) Employee Town Hall Transcript.

The item listed above was first used or made available on April 11, 2018.

Analogic

April 11, 2018

8:00 AM CT

Operator:    Ladies and gentlemen, thank you for your patience in holding. We now have your presenters in conference. Please be aware that each of your lines is in a listen-only mode. Analogic plans to file with the Securities and Exchange Commission and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Altaris and Analogic, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Altaris and Analogic through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Analogic by contacting the Investor Relations Department via email at investorrelations@analogic.com or by calling 978-326-4058. Analogic and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Analogic’s directors and executive officers is contained Analogic’s Form 10K for the year ended July 31, 2017, and its Proxy Statement dated November 2, 2017 which are filed with the SEC. Additional information regarding the direct and indirect interests of Analogic’s directors and executive officers and the proposed transaction will be included in the Proxy Statement when it is filed with the SEC. I would like to remind everyone that today’s call may include forward-looking statements such as comments about our plans, expectations and projections. For more information on risks and other factors that could cause our actual results to differ significantly from our forward-looking statements, please refer to our most recent Form 10K and 10Q Reports on file with the Security and Exchange Commission. For more information on risks associated with the proposed merger, please see the press release announcing the transaction. It is now my pleasure to introduce our speaker, Mr. Fred Parks.

Fred Parks:    Good morning. That’s some energy, not terribly high. At last I can’t say I can’t answer your questions. Right? It’s taken a while. Just to let you know my comments this morning will be very structured and formal. This is part of a process that is important through all of it so I’m probably not going to wander off into Doty’s Mac N’ Cheese recipe or my mother’s baking. It’s going to be by the rules and at the end we’ll have a few supplementary comments. First, thank you for joining on short notice. I’m pleased finally to be able to answer your questions, perhaps not all of them because the process is continuing but I hope you leave with a higher level of satisfaction. At the end of my comments we’re going to go right back through some slides just to refresh. This is an important message for you so you have two chances. You can listen to me and you can also see it in front of you. Earlier this morning, actually last evening, we announced that we entered into a merger agreement to be acquired an affiliate of Altaris Capital Partners, a leading investment firm based in New York and the price was $84.00 per share and the total deal valued at about $1.1 billion. Now you’re likely to have seen the internal note to all employees. Let me reiterate in my opinion this really a terrific outcome for all stakeholders. Part of my job this morning is to give you enough information that you’re excited about this as an event. A little bit about the process. Our Board has a fiduciary responsibility to look at options available to the company over time and the obligations to maximize shareholders’ return. This transaction represents a culmination of 10 minutes of a comprehensive strategic review process that was first kicked off last summer. I would say there’s no bad news this morning. It just went more quiet in here. You can relax. There’s no “got you” in this. This is really a communication and it is good news. Our Board and its Strategic Alternatives Committee has been working diligently with an outside financial advisor and legal advisor to explore a range of available alternatives and the Board unanimously determined that this transaction is in the best interest of our shareholders, our customers and you, our team. To take you through exactly what happened in the last 10 months, the Strategic Review was first announced in early June of 2017. As the process moved forward we formed a Strategic Alternative Committee of the Board. It included three of our independent directors to lead the process. Bernard Bailey who is our Chairman was also Chair of that Committee. Throughout the process the Board and the Committee considered a range of alternatives including continued operation of the Company as a standalone basis as we have been operating and none of which the culmination provide the combination of value and certainty represented by the Altaris proposal. We determined that this transaction to be the optimal path going forward for Analogic and concluded that collaborating with Altaris best positions us to execute our long-term strategic goals. By way of background, Altaris is a private investment firm with $2.4 billion of equity capital under active management. That means they acquire companies in their portfolio of investment with an eye towards future success. Altaris has worked with a wide range of successful companies that operate in sectors such as medical diagnostics, diagnostic healthcare IT, clinical information management in addition to many others. I am confident we are gaining an ideal partner that recognizes the strength and potential of our Company as well as our overall vision of continuing to provide unsurpassed technology to the medical and security communities. In terms of next steps, this is important, there is still work to be done as the deal is still subject to approval from Analogic shareholders, many of you in this room, regulatory approval and other customary closing conditions. Among other aspects, this will include multiple filings with the Securities and Exchange Commission such as the preparation and filing of our Proxy, a later Stockholder Meeting and we will keep you informed as that process continues. We will be sharing various documents that will be helpful in terms of providing communication to our employees, customers and other important shareholders. We encourage you to review the materials, use them to clearly message this important change in our Company’s history. Following the close of the transaction which is expected in mid-2018, Analogic will be fully owned by Altaris. At closing our stock will be delisted on that deck. Finally, I want to personally thank you for all of your hard work, understanding and tolerance particularly in the last 10 months. It not only exacted a total of the people, it highly exacted a total out of all of us. I want to thank you for that. I know that it’s exacted a lot out of me. I came to my office this morning and I found myself talking to a pencil sharpener. We’re all getting near the end of this and that’s grateful. I realize there have been some distractions in the process and we are appreciative of your loyalty. I ask that we maintain the focus as we go through this close. On top of all this we have some important customers in today. We just need to remember who pays our bills. We have to continue to provide that value to the customers. We have to make the products. They have to be quality. We have to ship those products. We have to think about the next one. On top of concluding the process which will naturally occur, we need to keep adding value to our customers’ life. With that let’s just take one more quick loop through the slides. A disclaimer. This is a bit of the emphasis for the transaction you heard earlier. It was 10 months to this stage and we will have to go to the middle of the summer. We looked at every imaginable alternative to this one and we believe we have selected on all of our mutual interests the right course. The things that we hope this resolves in our favor is it allows us to get greater scale, maybe through channels to market. Here are the reasons that the process was started. During well advised forums so a committee so as to have no bias except for the purpose and the outcome and we arrive today. Interestingly, we did look at many choices. Would we be better off for the shareholders if we looked at the sum of the pieces, the standalone, both short- and long-term and then sale of the whole company, and the last one of course has been selected? Once again, the terms of the deal, $84.00 a share, about $1.1 million (11:21 shd be “billion?”). If you go back to June when the process was announced that the 25 percent premium from that date and then a reminder that there are still a few closing conditions. The description of our new owner as provided here and the issues that we believe the transaction will favor as we go forward. Lastly, the events that need to occur before this is consummated, I’ll give you a chance to look at that. As soon as we conclude that and we’re happy to take your questions. I have about five or six to start with. The first question we received is: What will happen with the unvested stock of Analogic offered to some of the employees under the LTIP RSU Agreements? The answer to that is all of the provisions of those programs will be honored. Is there anything else that people need to know? There’s no shortcutting those, John?

John:    In that regard I would just say that those and our other benefit plans they’re pretty well determined and we’d expect that they’re going to be carried forward in the way they’re set out.

Fred Parks:    I was wondering with the company going private, was there anything was going to be done to retain employees? First of all, we’re at a very short period before the closing and under the Agreement there are stipulations that we not do something in that regard. There will not be extraordinary measures and I hope you have enough faith in the outcome of the Company that that is unnecessary. What will happen to the stock held by Analogic employees? First of all, your stock will be treated as any other owner of the Company and upon closing if you own a share of stock you’re going to get $84.00 for every share of stock that you have. If it’s an option, of course it has an option price you would get the difference between the $84.00 and whatever the stock price of that. The Stock Purchase Plan, this one’s a little trickier and I may need your help again John. The question is regarding the Employee Stock Purchase Plan. Stock purchase happens in December and June. Will the current six-month cycle complete as normal in June or are we to be refunded our payroll deductions in that period?

John:    I should probably get up if you’d like me to answer that.

Fred Parks:    Yeah, I don’t know the answer.

John:    Let’s see if this works. Very good. Well the answer to the question, whoops! We’ve got a well-oiled team. The answer to that depends a lot on the timing of the closing but depending what happens, either the existing contributions will be turned into shares according to the terms of the plan, or contributions could be refunded. Again, it’s the function of the timing of the close. Like I said previously, as we carry out exactly according to the terms of the plan.

Fred Park:    Right. Let’s see if we get better at this exchange. Here you go. Two questions that have essentially the same answer. One is what will happen to our benefits after the year closes in June? Secondly, will the new owners honor the current severance policy, etc., etc. The answer is all of these things will be honored up to the transaction. We have a head nod. Our new owners will be sympathetic to our interests in that regard. I think the intention is to generally a yes, but we also have to caution that when they get the car keys and they are the owners of the Company they have discretion as the new owners. But many of us have met these people. They seem honorable. I’m not concerned about the character of these people but they do have discretion. I think their intention of looking at (copia 15:55) is that most of these programs will be preserved on the other side of the transaction.

Katia:    That’s what is influx but nothing will change obviously between now and the closing and I think (Crosstalk 16:08) or something very similar.

Fred Parks:    For those of you who couldn’t hear Katia, her answer was nothing will change between now and close as we have conveyed and the new owners have indicated that they expect to continue with the same or something very similar. Two more and then we’ll get to your questions on the floor. Will the new company sell off the Security Division? I like a direct question. I think it’s safe to say not only this new owner but everybody that looked at our Company was excited about our security participation. It’s really unique in our Company. It has an exciting market. We have really relevant products. It’s one of the few pieces where there’s such dramatic public poll. Our new owners would be excited about that business. I wouldn’t expect anything precipitously there. I think it’s one of the primary reasons that they were interested in our Company but they are not obligated to share their intentions with us on the other side of that transition. They have that discretion but all indications are that security is an important part of their intentions. Will Analogic retain the patents associated with the medical and I presume this means MR and PT business that may be used in security design. It confuses me a little bit but generally regarding the patents, they are owned by us. As we become part of the other company they will still be owned by our owners which will be Altaris and I have heard nothing that indicates that they want to have, start making more money by selling off patents. I think they bought us because of what you had done over the last 50 years with our technology. I see Schaeffer out there somewhere a while ago. Those are the reasons they want this Company and I think we should fully expect that the intellectual property stay within the Company but it is again at their discretion. Those are the formal questions. I would be glad to take them from the floor unless somebody calls in. I see a question.

Male Voice:    This is a question for being purchased by Altar, privately for that purpose, and they said (inaudible 18:34) about Altar, but they currently own several other companies now. Are we being bought by the equity farm, or are we being bought by the company (inaudible 18:46).

Fred Parks:    The transaction is buying … Oh, let me repeat it. The question is what is the legal structure of this transaction? Altaris has created a new entity inside the Altaris structure that will be merged with us. I can’t tell you the reasons why they’ve done that but I’m sure they have a good reason. I’m looking at John and this is a fairly standard process. He’s saying that this is not unusual. We will be merged with an entity of Altaris but I believe all of the shares of that combined merger will still be owned by Altaris. Correct John?

John:    That’s right.

Fred Parks:    I got a head nod.

John:    The (inaudible 19:34) component of that, that’s maybe the first thing from an investor’s technical legal point of view but for employees or for us in the Company does not (inaudible 19:44).

Fred Parks:    So John just commented by response by saying it’s much more complicated than I said but it probably wouldn’t affect your reaction to this favorably or otherwise. Thank you for your question. Any other questions?

Male Voice:    Hey Fred, we just received a question from the deal which is sort of on the same lines as the question about Altaris. The question on the deal was what is the history of Altaris in managing companies that they acquire there? (20:09) etc.

John:    And business model. Private equities go into tranche kinds of investments. They establish a portfolio. They add value to that portfolio. They build on it. Oftentimes they acquire to it but at some point they have investors and those investors must and would take return of their capital. Holding periods can vary. I would say a medium holding period would be five to eight years so it’s quite long. I think the expectation of Altaris and I don’t want to speak for them but just for the model is that there would be a holding period and I think we should view it as many years rather than an immediate flip for example. I would hope they would be our owners for quite a while from a continuity standpoint.

Female Voice:    (Inaudible 21:12)

Fred Parks:    One of our sons is with a greatest curiosity always. Mya Myer asked the question who else was interested in running this race to acquire us? We cannot divulge that this morning. The number, the people that turned in bids will end up I think in a proxy kind of format but probably they will not be identified by name. We will not publicly announce anybody else by name that participated. Agreed John? I get a head nod again.

Male Voice:    (Inaudible 21:55).

Fred Parks:    Pardon me? Would this go on the website and the answer is yes. Thank you. Yes?

Male Voice:    Is middle market name still going to be retained?

Fred Parks:    I’m so happy you asked. You know we made a huge investment in those Analogic hoodies. Yes, thank you. The question is, what happens to the name Analogic after 50 years and the answer would also apply to BK Ultrasound. We made that huge investment in the sweatshirts, the hoodies for you guys. I love those. I wear mine frequently. The answer is you’ll still need to wear them. Yes, our new owners affirm that they see great value in our name, both of those names commercially and it looks like they will be preserved. Question?

Male Voice:    The way they see the greater scale, this company isn’t that much bigger than that. A lot of the companies that did so are really of the same scale.

Fred Parks:    The question the scale. What benefit do we see from a company that’s arguably only 2-1/2 to 3 times our own size? I think there’s multiple ways to get to the scale. I think when I answer for them and they would say they can help us a lot on the operations and manufacturing and specifically on the supply side, that they hope that their systems will let us get components that let us build products for less money. The question is do they do a lot of business with the same customers? I think not so much so I think it’s an inside out scale rather than a scale towards it. However, I do know some of their companies and they are in similar markets that we have. I don’t know that that would welcome a combination of the sales team. I doubt that. Thank you. Your question was a good one. Yes?

Male Voice:    Well do we know what’s going to happen with our benefits after the merger, are they signed off in a 401K match and all that stuff?

Fred Parks:    The question again back to the 401K and other benefits after the merger. The answer is we do not know except for their broad intention. To my knowledge there’s no absolute assurance there would be unchanged, increase or the other way. I would return to Katia’s reply earlier that they generally believe they will preserve a similar blanket to that but they have some discretion in that regard?

Male Voice:    Fred, I’ve written those questions on the CO along the same lines as those stock options?

Fred Parks:    Please.

Male Voice:    Can you repeat the question on the CO about, I’m trying to rephrase it a little bit to say the stock options will alternative … Or stock options become various offers for cash?

Fred Parks:    Presuming everybody heard that question but it’s would stock options be converted to Altaris or exercised in cash and the answer is the second of those two. Altaris is not a public company so our options in stock could not be converted to theirs so the program will be closed at that point and those of you that have stock in options will receive a cash benefit fairly shortly after the transaction. I thought I saw a hand over here somewhere?

Female Voice:    Do we will know when this is going to a shareholder vote?

Fred Parks:    The question is how much longer in this situation? The quote is the estimate is mid-summer. There’s some flexibility around that but I think that will end up accurate.

Female Voice:    I thought that’s when we close. I was asking when it was going to the shareholders for voting.

Fred Parks:    Oh, I’m sorry. Thank you for repeating the question. Actually it’s a different question than I want to answer. We always answer what we know. Right? The question is how much longer before the proxy would arrive to shareholders and I would say roughly a month. Is that a good estimate John?

John:    Yeah, do you want me to speak to that?

Fred Parks:    Yes, I think so.

John:    I just wanted to be in front of the crowd speaking. But the answer to the second question is the same. The transaction will close almost immediately after the Shareholder’s Meeting and we’re going to be over the next few weeks, over the coming period, we’re going to be preparing Proxy Statements and things like that. All of that schedule is going to crystalize and as we file it and as we call the Shareholder’s Meeting will all be very public. You guys will have a very good sense of the timing like I said as this develops.

Fred Parks:    Thank you.

Male Voice:    We have another question from the deal.

Fred Parks:    Good.

Male Voice:    This is from (inaudible 27:09).

Fred Parks:    The question is what does this mean for our jobs which is the only question that everybody in this room has by the way. It’s a perfectly legitimate question. There is no assurance that’s absolutely positive but I think step back, what’s the reality? This Company bought us because they like our business. They’re not buying us to destroy the Company, they’re buying it because they think they can make us a better company. We have said time and again, this Company is not the partition in the middle of this room. It’s not the microphone that John and I fumble clumsily early. This Company is the people sitting in this room and the Company at the remote site. I think we should expect and be hopeful that most of those, maybe all of them could be preserved, but it is at the discretion of the new owners. I would encourage in all circumstances to be hopeful. I think this is a good thing. It is a chance for a fresh start. I realize the last five years have been a challenge for you. This is a chance to pull open a new curtain with people who have open ears, new ideas. They’re putting over a billion dollars in this Company to make it better. That to me sounds like a lot of money so I’m excited for the opportunity for Analogic, BK and all of our employees. Yes sir?

Male Voice:    Do we already have a conclusive buy-in from all the principal institutional investors like (inaudible 28:56) and Wells Fargo?

Fred Parks:    This is a very sophisticated question that’s asking, thank you, do we already have buy-in from the larger shareholders in the Company that study us and have peer groups and the answer is no. They will have a chance to vote their shares as everybody else votes at some time.

Male Voice:    (Inaudible 29:21)

Fred Parks:    It’s May or June.

Male Voice:    (Inaudible 29:28)

Fred Parks:    The question is are we settled at 84? Wouldn’t a bigger number be better? And of course the answer to that is yes, but the close yesterday was not a decision made 10 months about closing yesterday, it was mainly about a circumstance. There were some things that needed to be done in the Company. There was a process. There was advice given. There was a notification that this was continuing. Yesterday was the culmination of a process and it was made of full knowledge of what the stock price was yesterday and the day before and the Board considered that but it unanimously recommended that the $84.00 was a fair number with the advisor that we had. We had no reason to expect that there would be an alternative opportunity close that would exceed that. Yes, we have negotiated to $84.00. That will be the number and we realize that all of us that own shares, it’s different than what some of the shares’ price that you now own. Next question, I saw a hand.

Female Voice:    Is there anything you can share about (31:08).

Fred Parks:    Boy, I wish I would have asked you to ask that question but thank you for it. This is to our knowledge—

John:    Can you repeat that?

Fred Parks:    The question is are we a medium, small or big deal for our new owners. I believe the answer is we are the largest deal they have done so we should get full attention from their team to make us successful. I think that’s a great position for us to be in and you should be flattered that this Company is worth for them taking that kind of risk. They will need this to succeed and that’s a good position for us. Thank you for your question.

Male Voice:    (Inaudible 31:55).

Male Voice:    What is the PE ratio let’s say $84.00 a share?

Fred Parks:    I don’t know the PE ratio. Who – I could take a guess at it. I shouldn’t be guessing. Maybe while we’re continuing somebody can look at what the PE ratio is or we’ll get back to you.

Male Voice:    Okay.

Male Voice:    Fred, there’s another question from (inaudible 32:25).

Fred Parks:    This feels a little personal doesn’t it? I’m okay with it. The question was what will Altaris do with the management of this Company? I’ll first answer generically as I did a while ago. They’re not buying the Company to destroy it. We’ve got some things going on that are just fabulous inside the Company and we have some extraordinarily capable people. My belief is that the large majority of the managers and leaders in the Company would likely be sitting in this room for a number of years but probably not everybody at this point. From my standpoint, I fully expect to serve through this transition and at that point I have no arrangement on the other side of that. I think that would be typical of many of the senior leadership. If Altaris wants that group I think that will become known as we go through this process and if they don’t consider us necessary to the future, I think that’s an acceptable outcome as well. My personal feeling is they shouldn’t waste resources out of charity that they don’t need to make the rest of you successful. This is all about the future of Analogic and not making sure I have enough motorcycles to ride.

Female Voice:    (Inaudible 34:00).

Fred Parks:    Pardon?

Female Voice:    I’m a good charity.

Fred Parks:    We have one person that says charity is not a bad thing.

Yes, I’m reminded of that. Any other questions? Yes?

Male Voice:    (Inaudible 34:21). Is there a Plan B I guess in place in case this deal falls through?

Fred Parks:    The question is what if we go through this and it turns out we don’t get the two-thirds vote to proceed and close the transactions. The two-thirds is of all shares outstanding, it’s not voted shares. It’s two-thirds of all shares outstanding. We have certainly asked that question and I think the formal response is should we get there and the answer is we have leadership and we have a Board of Directors and all of this process would be relatively unrewarded. I think the prospects of that occurring are very low. Assuming we do our job between now and the summer through the Proxy but we do know the answer to that is we have a corporation and we have a Board and we have leadership. That would not be a successful outcome and I would say we have not done a good job of persuading our shareholders that this is the right action. Thank you for your question though.

Male Voice:    (Inaudible 35:36).

Fred Parks:    Well I hope you’d be happy here. I mean you know that this year the reason they’re buying this business. My answer is probably most companies actually post key jobs on the website. Private equity groups, I’m looking at Kathy Beshon, and it is standard that if there’s opportunities at other sister companies at Altaris most companies would post those and if you have an interest you can appeal to them. I think more than likely for I’m going to pick an arbitrary period, six to twelve months, they’re going to want you to be here and do what you’ve been doing to make this successful. If somebody became redundant I think that’s a rare case and you had qualifications for something in Altaris I would say go down to see Katia and her people and get your name on a list and part of their job is to do the best thing that we do the best thing we can for all of our employees. Have we exhausted? Thank you for your patience over these 10 months. Thank all of you who have worked an indeterminate number of hours to get to this point. I congratulate you for having built a company that somebody wants to pay over a billion dollars for you should feel good about that. We will be able to come together and talk about some of the personal aspects of this at a later stage. I’d like to revisit some of the relationships. I look at Doty on the front row and I saw (inaudible 37:30) earlier, Nancy in Accounting. We will have another occasion to be more personal, less formal. Thank you for your attention today. Let’s go back to work and make ourselves even a better company than we are today on transfer.

# # # #

Forward-Looking Statements

Statements in this communication regarding the proposed transaction between Altaris and Analogic, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect Analogic’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by Analogic’s stockholders and the receipt of regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed merger on Analogic’s business, operating results, and relationships with customers, suppliers, competitors and others; risks that the proposed merger may disrupt Analogic’s current plans and business operations; potential difficulties retaining employees as a result of the proposed merger; risks related to the diverting of management’s attention from Analogic’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Analogic related to the merger agreement or the proposed merger; risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the SEC. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Important Additional Information Will Be Filed with the SEC

Analogic plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Altaris, Analogic, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Altaris and Analogic through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Analogic by contacting the Investor Relations department via email at investorrelations@analogic.com or by calling 978-326-4058.

Analogic and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Analogic’s directors and executive officers is contained in Analogic’s Form 10-K for the year ended July 31, 2017 and its proxy statement dated November 2, 2017, which are filed with the SEC. Additional information regarding the direct and indirect interests of Analogic’s directors and executive officers in the proposed transaction will be included in the Proxy Statement when it is filed with the SEC.